EXHIBIT 99.1

For Immediate Release

Contact: Anne-Marie Hess

Date: November 27, 2006

Phone: (609) 951-6842

E-mail: ahess@pharmanet.com

DAVID OLIVIER AND PER WOLD-OLSEN JOIN PHARMANET DEVELOPMENT GROUP BOARD OF DIRECTORS

Princeton, NJ – November 27, 2006 – PharmaNet Development Group, Inc. (NASDAQ: PDGI), a leading provider of drug development services to branded pharmaceutical, biotechnology, generic drug and medical device companies, today announced that David Olivier and Per Wold-Olsen have been appointed to the PharmaNet Development Group, Inc. Board of Directors.

“We are pleased to have these two industry leaders join our board of directors,” commented Jeffrey P. McMullen, president and chief executive officer. “David and Per bring additional industry expertise and international perspective, complementing the other outstanding individuals who recently joined our board of directors.”

“David’s and Per’s experience and career accomplishments bring valuable insight and resources to our existing team,” commented Jack Levine, chairman of the board of directors. “They complete the current additions to the board.”

Mr. Olivier is currently chairman of Alterna, LLC, a company that acquires and markets over the counter pharmaceutical products, having retired from American Home Products Corporation (AHPC) in 2002. From 1996 through 2002, Mr. Olivier was senior vice-president of AHPC with responsibility for worldwide consumer products and corporate advertising and promotion. From 1988 to 1996, he was president of Wyeth-International, Inc. and was an elected member of the Executive Committee of AHPC. From 1986 to 1988, David was executive vice president and chief operating officer of AHPC's international pharmaceutical division.

Mr. Olivier served as president of Sherwood Medical Group’s North American Division from 1984 to 1986. Sherwood was acquired in 1982 by American Home Products Corporation (renamed Wyeth Corporation in 2002). Previously, he served as Vice President of Marketing of Brunswick's Sherwood Medical Group from 1973 to 1984. Mr. Olivier began his career in corporate marketing with the Brunswick Corporation.

Mr. Wold-Olsen, who will reside in Europe, was with Merck and Co., Inc from 1973 to 2006, most recently as president, human health intercontinental and responsible for Europe, Eastern Europe, Middle East/Africa, India, Latin America and Canada regions. From 1997 to 2005, he served as president, human health Europe, Middle East/Africa and worldwide human health marketing and was a member of the Merck management committee from 1994 to 2006. From 1994 to 1997, he was president, human health Europe having previously served as senior vice president marketing, human health. From 1986 to 1991, he was a regional director for Scandinavia having held other leadership positions in Norway since 1973.

About PharmaNet Development Group, Inc.

PharmaNet Development Group, Inc. is an international drug development services company offering a comprehensive range of clinical development, clinical and bioanalytical laboratory, and consulting services to the branded pharmaceutical, biotechnology, generic drug and medical device industries. PharmaNet Development Group, Inc. has more than 35 offices, facilities and laboratories with more than 2,000 employees strategically located throughout the world. For more information, visit the Company's website at http://www.pharmanet.com.

Forward-Looking Statements

Certain statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). Additionally words such as "seek," "intend," "believe," "plan," "estimate," "expect," "anticipate" and other similar expressions are forward-looking statements within the meaning of the Act. Some or all of the results anticipated by these forward-looking statements may not occur. Factors that could cause or contribute to such differences include, but are not limited to, industry trends and information; whether adverse publicity relating to the Company’s discontinued Florida operations causes clients to select competitors, not only for early stage branded clinical trials but also for other aspects of the Company’s business; its ability to comply with the timeline agreed upon in the settlement reached with the Miami-Dade County Unsafe Structures Board and any related fines or expenses if we are unsuccessful complying with such timeline; the associated costs and expenses with discontinuing the Company's operations in Florida, including the potential costs of the demolition of the Miami facility; the Company's ability to determine its impairment charges and costs of discontinued operations; whether the Company will achieve its estimated value for its Miami property; developments with respect to the SEC's inquiry and securities class action lawsuits and derivative lawsuits; the Company’s ability to successfully achieve and manage the technical requirements of specialized clinical trial services, while complying with applicable rules and regulations; regulatory changes; changes affecting the clinical research industry; a reduction of outsourcing by pharmaceutical and biotechnology companies; the Company’s ability to compete internationally in attracting clients in order to develop additional business; the Company’s evaluation of its backlog and the potential cancellation of contracts; its ability to retain and recruit new employees; its clients' ability to provide the drugs and medical devices used in its clinical trials; the Company’s future stock price; its assessment of its effective tax rate; the Company’s financial guidance; our future effective tax rate; our anticipated 2006 capital expenditures; our 2006 costs of compliance of Section 404 of the Sarbanes-Oxley Act; our ability to remediate our material weaknesses; the impact of foreign currency transaction costs and the effectiveness of any hedging strategies that we implement; and the national and international economic climate as it affects drug development operations.

Further information can be found in the Company’s risk factors contained in its Annual Report on Form 10-K for the year ended December 31, 2005, which were originally filed as SFBC International (NASDAQ: SFCC) and its most recent Quarterly Report on Form 10-Q.  The Company does not undertake to update the disclosures made herein, and you are urged to read our filings with the Securities and Exchange Commission.

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